                                                                    EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)

InVision Technologies, Inc.

For the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the three month periods ended March 30, 2003 and March 28, 2004



                                                                                                          THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,               ---------------------
                                                      ----------------------------------------------      MARCH 30,  MARCH 28,
                                                      1999     2000        2001       2002      2003        2003       2004
                                                      ----     ----        ----       ----      ----        ----       ----
                                                                           (in thousands, other than ratios)
Income (loss) before income taxes                    $  450   $(1,806)     $ 2,952    $132,168  $ 98,871  $57,584    $  8,754
Fixed charges                                           908       821          863         963     2,705      231       1,544
                                                     ------   -------      -------    --------  --------  -------    --------
      Earnings as adjusted for fixed charges         $1,358   $  (985)     $ 3,815    $133,131  $101,576  $57,815    $ 10,298
                                                     ------   -------      -------    --------  --------  -------    --------
Fixed charges:
   Interest expense                                  $  227   $   195      $   289    $    399  $  1,693  $    42    $  1,293
   Interest within rental expense                       681       626          574         564     1,012      189         251
                                                     ------   -------      -------    --------  --------  -------    --------
      Total fixed charges                            $  908   $   821      $   863    $    963  $  2,705  $   231    $  1,544
                                                     ------   -------      -------    --------  --------  -------    --------
Ratio of earnings to fixed charges                     1.50         -*        4.42      138.25     37.55   250.28        6.67
                                                     ======   =======      =======    ========  ======== ========    ========


* Earnings were not sufficient to cover fixed charges by $1.8 million for the year ended December 31, 2000.